STOCK ACQUISITION AGREEMENT

     This Stock Acquisition Agreement (the “Agreement”) is entered into on this 31st day of December, 2007 by and among:

     (i) ALTERNET SYSTEMS, INC. (“Acquirer”);

     (ii) Fabio Alvino, Eduardo & Monica Bello, Henryk Dabrowski, Manfred Koroschetz, New Market Technology, Inc., John Puente, Red Hawke, Inc., and Hector Rodriguez (each, a “Transferor” and collectively, the “Transferors” and, together with the Acquirer, the “Parties”); and

     (iii) TEKVOICE COMMUNICATIONS, INC., a Florida corporation with an office One Glen Royal Parkway, Suite 401, Miami, Florida 33125 (the “Company”).

     WHEREAS, Transferors own all of the outstanding shares of capital stock of the Company (the “Stock”);

     WHEREAS, Acquirer desires to acquire from Transferors, and each Transferor desires to transfer to Acquirer, all of the outstanding Stock that it owns in return for stock in the Acquirer, all upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Parties intend for the transaction contemplated herein to qualify as a tax-free reorganization under Section 368, (a).(1).(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

     NOW, THEREFORE, in consideration of the mutual covenants and conditions of this agreement, as well as other good and valuable considerations, the Parties hereto agree as follows:

     1.      Acquisition and Transfer of Stock. Upon the terms and provisions of this Agreement, Acquirer agrees to acquire and accept delivery from Transferors of, and Transferors agree to assign, transfer and deliver to Acquirer, at the Closing provided for in Section 3, all of shares of Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, constituting one hundred percent (100%) of the outstanding shares of Stock. Each Transferor shall deliver such number of shares of Stock of the Company as set forth opposite such Transferor’s name on Exhibit A to this Agreement.

     2.      Consideration. As consideration for the Stock, Acquirer will transfer to Transferors Four Million (4,000,000) new shares of Acquirer common, voting, restricted stock (“Acquirer Stock”) with a valuation of Three Million and No/100 Dollars ($3,000,000) (the “Acquisition Price”). Each Transferor shall be entitled to receive such portion of the Acquisition Price equal to the fraction determined by dividing (i) the number of shares of Stock held by such Transferor on the date of the execution of this

Agreement (the “Closing Date”) by (ii) the total number of shares of Stock held by all Transferors on the Closing Date.

     2.1      Method of Payment. The Acquisition Price shall be paid to the Transferors no later than 30 days after the Closing date.

     2.2      Additional Consideration. In addition to the Acquisition Price to be paid pursuant to Section 2.1, the Transferors, in the aggregate, shall be entitled to receive an additional amount of Acquirer Stock from the Acquirer if Company sales from January 1st, 2008 until December 31st, 2008 exceed by 20% the Company sales from January 1st, 2007 until December 31st, 2007. The amount of such additional consideration shall equal to Two Million (2,000,000) of new Acquirer common, voting, restricted stock (the “Additional Consideration”). Any such Additional Consideration shall be divided amongst the Transferors in the same proportion as the Acquisition Price. In the event Acquirer is merged with another entity prior to December 31st, 2008, the shares representing the Additional Consideration shall be issued to the Transferors on the day immediately prior to the day that such merger is to be consummated such that the sole consideration the Transferors received pursuant to this Agreement is Acquirer Stock.

     3.      Closing. The closing of the acquisition of the Stock (“Closing”) shall take place upon the execution of this Agreement at One Glen Royal Parkway, Suite 401, Miami, Fl 33125 (or at such other place as the parties may mutually agree) at 10:00 AM local time.

     3.1      Documents to be Delivered by Transferors to Acquirer. At the Closing, Transferors will deliver to Acquirer:

     (A)      stock certificate(s) for 9,050,672 shares of Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, which certificates shall be duly endorsed to Acquirer or accompanied by duly executed stock powers in form satisfactory to Acquirer;

     (B)      a certificate of Transferors certifying as to the accuracy of Transferors’ representations and warranties at and as of the Closing and that Transferors have performed and complied with all of the terms, provisions and conditions to be performed and complied with by Transferors at or before the Closing;

     (C)      such other certificates and documents Acquirer or its counsel may reasonably request.

     3.2      Documents to be Delivered by Acquirer to Transferors. At the Closing, Acquirer will deliver to Transferors:

     (A)      a certificate of Acquirer certifying as to the accuracy of Acquirer’s representations and warranties at and as of the Closing and that Acquirer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Acquirer at or before the Closing; and

     (B)      such other certificates and documents as Transferors or their counsel may reasonably request, and

     (C)      employment agreements to be signed for Mr. Henryk Dabrowski and Mr. Manfred Koroschetz, and

     (D)      a board resolution naming Mr. Manfred Koroschetz to the Board of Directors.

     (E)      the naming and ratification of Mr. Henryk Dabrowski as Chairman of the Board and Chief Executive Officer, Mr. Manfred Korschetz as Treasurer and Chief Technology Officer, and Mr. Patrick Fitzsimmons as Director and President of the future subsidiary Alternet Application Services, Inc, as set forth on Exhibit G, and

     (F)      all previous conditions set in the binding Term Sheet signed by the parties on December, 5th 2007, have met in full and in acceptance of the Transferors.

     3.3      Form and Substance of Documents. The documents and instruments referred to in Sections 3.1 and 3.2 shall be in form and substance satisfactory to counsel for the party to whom they are delivered.

     4.      Representations and Warranties by Transferors. To the best of their knowledge, Transferors represent and warrant to Acquirer as follows:

     4.1      Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to enter into and perform this Agreement, to carry on its business as now being conducted and as proposed to be conducted and to own and operate the properties and assets now owned and being operated by it. Transferors have delivered to Acquirer complete and correct copies of the Company’s Certificate of Incorporation and By-Laws as in effect on the date hereof. The Company is not required to be qualified or licensed to do business as a foreign corporation in any jurisdiction in which it is not currently qualified or licensed.

     4.2      Capitalization; Stock Ownership. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock with $.001 par value, of which 9,050,672 shares are issued and outstanding and 20,949,328 shares are held by the Company as treasury stock. All of such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. The Company is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of the Company or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Company, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of the Company or any other security exercisable or convertible into any capital stock or any other security of the Company.

     Transferors, in the aggregate own all of the shares of outstanding Stock as set forth in Section 1, free and clear of all liens, claims, charges, restrictions, equities and encumbrances of any kind and, Transferors each have full power and legal right to assign, transfer and deliver the same.

     4.3      Subsidiaries and Other Equity Investments. The Company owns, directly or indirectly, shares of capital stock of subsidiary corporations as set forth on Exhibit B.

     4.4      Authorization of Agreement; No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for in this Agreement (i) will violate or conflict with the Certificate of Incorporation or By-Laws of the Company, (ii) will conflict with or result in any breach of or default under any provision of any contract or agreement of any kind to which Transferors or the Company is a party or by which Transferors or the Company are bound or to which any property or asset of either of them is subject, (iii) is prohibited by, or requires Transferors, or the Company, to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of the maturity of any note, instrument or other obligation to which the Company is a party or by which the Company is bound or with respect to which the Company is an obligor or guarantor or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon, or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to, any of the properties, assets, business, agreements or contracts of the Company.

     4.5      Financial Statements. Transferors have delivered to Acquirer prior to Closing and in connection with Acquirer’s due diligence copies of all financial statements, records and tax returns of the Company, and other information with respect to the Company, as Acquirer has requested. A list of all such documents is set forth on Exhibit C.

     4.6      No Undisclosed Liabilities, Etc.

     (A)      The Company has not incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in financial statements prepared in conformity with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the financial statements of the Company referred to in Section 4.5;

     (B)      All inventories acquired by the Company have been acquired in the ordinary course of business in quantities that are not materially greater or less than those required for the current operation of the business and, except for a reasonable allowance for defective materials and deterioration, consist of good and serviceable items; and

     (C)      The Company has not acquired any material amount of accounts receivable that are, or are believed to be, uncollectible, and the frequency and amounts of payments received by the Company with respect to the accounts receivable reflected on the financial statements of the Company referred to in Section 4.5 do not, in retrospect, render inadequate the reserve for uncollectible accounts set forth on such financial statements.

     4.7      [Intentionally Deleted]

     4.8      Title to and Condition of Properties and Assets. The Company has good and marketable title to all of the respective properties and assets, including, without limitation, (i) all those used in its business, and (ii) those reflected in the financial statements of the Company referred to in Section 4.5 (except as thereafter sold or otherwise disposed of in the ordinary course of business) subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance. The Company has not sold or disposed of any of its properties or assets or obligated itself to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of the Company that are used in its business is in good operating condition and repair, subject only to the ordinary wear and tear of those businesses, and neither the Company nor any property or asset owned or leased by it is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof.

     4.9      Tax Matters.

     (A)      All federal, state, and local tax returns, reports and statements required to be filed by the Company have been properly and timely filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Charges (as hereinafter defined) and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings and an adequate reserve has been established therefore on the financial statements of the Company referred to Section 4.5, or any such fine, penalty, interest, late charge or loss has been paid. Further, there have been no amended federal, state or local returns, reports or statements filed by the Company. For purposes of this Agreement, “Charges” shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to

(i) the Company’s employees, payroll, income or gross receipts, (ii) the Company’s ownership or use of any of its assets, or (iii) any other aspect of the Company’s business, in each case including any and all interest and penalties.

     (B)      The Company has paid when due and payable all Charges required to be paid by it, except where contested in good faith, by appropriate proceedings, if adequate reserves therefore have been established on the financial statements of the Company referred to in Section 4.5 in accordance with generally accepted accounting principles and where such nonpayment would not have a material adverse effect on the business, properties or financial condition of the Company. The provisions for taxes due by the Company in the financial statements of the Company referred to Section 4.5 are sufficient for all unpaid Charges, whether or not disputed.

     (C)      There are currently no taxable years for which its tax returns are currently being audited by the Internal Revenue Service (“IRS”). No issue has been raised or settled in any examination by the IRS that, by application of similar principles, reasonably may be expected to result in an assertion of a material deficiency for any taxable year that has not been accrued on the financial statements of the Company referred to in Section 4.5 in accordance with generally accepted accounting principles. The Company has not settled, issued or entered into a closing agreement with respect to any tax year for which an audit or examination has been concluded that reasonably may be expected to result in a material deficiency for any other taxable year not so examined (or currently under examination) that has not been accrued on the financial statements of the Company referred to in Section 4.5 in accordance with generally accepted accounting principles. There is no issue known to the Company relating to any Charge (federal or otherwise) that, if determined adversely to the Company would result in the assertion of any material deficiency for any taxable year that has not been accrued on the financial statements of the Company referred to in Section 4.5.

     (D)      The Company has not executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charge.

     (E)      The Company has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could under certain circumstances obligate it to make any payment, that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income tax returns all positions taken thereon that could give rise to a substantial understatement of federal income tax within the meaning of Section 6661 of the Code.

     (F)      None of the property owned by the Company is property is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

     (G)      The Company has not agreed, and has not been requested, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by the Company and the Company has no knowledge that the IRS has proposed any such adjustment or change in accounting methods.

     (H)      The Company has no obligation under any written tax sharing agreement.

     4.10      Contracts. Except as set forth on Exhibit D, the Company is not a party to any written or oral:

     (i)      contract with any labor union;

     (ii)      employment or consulting contract or other contract for services;

     (iii)      lease, whether as lessee or lessor, with respect to any property, real or personal;

     (iv)      loan agreement or instrument relating to any indebtedness; (v) contract of purchase or sale; (vi) contract with any agent, dealer or distributor; (vii) stand-by letter or credit, guarantee or performance bond;

     (viii)      contract or agreement restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

     (ix)      contract not made in the ordinary course of business; or

     (x)      other contract, except insubstantial contracts for supplies or services not involving more than Ten Thousand and No/100 Dollars ($10,000) and which can be terminated within one year without cost.

The Company is not a party to any material contract with any governmental authority. The Company is not a party to any contract that materially and adversely affects its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities. Each contract or other agreement listed in the Due Diligence material is in full force and effect and is valid and enforceable by the Company, in accordance with its terms. The Company is not in default in the observance or the performance of any term or obligation to be performed by it under any contract listed the Due Diligence Material except as set forth on Exhibit E. No other person is in default in the observance or the performance of any term or obligation to be performed by it under any material contract with the Company. Transferors know of no bid or contract proposal made by the Company that, if accepted or entered into, might reasonably be expected to result in a loss to the Company. Transferors have delivered to

Acquirer true and complete copies of all contracts in the Due Diligence material as in effect on the date hereof.

     4.11      Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving Transferors, the Company or any of the properties or assets of the Company that (i) if asserted and decided adversely to Transferors, or the Company, could materially and adversely affect the operations (present or prospective) or the business (present or prospective) of the Company or (ii) questions the validity of this Agreement or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Transferors under this Agreement. There is no arbitration proceeding pending or threatened or proposed in any manner under any collective bargaining agreement or other agreement or otherwise. None of the Company or any of its properties or assets is subject to any judicial or administrative judgment, order, decree or restraint.

     4.12      Patents and Trademarks. The Company owns all patents, copyrights, trademarks, trade names, know-how, trade secrets and other proprietary rights necessary to sell its products and to conduct its operations and businesses and Transferors do not know of any claim, or any basis of any claim, that the Company has infringed any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person that has not been asserted but that, if asserted, would materially and adversely affect the financial condition, business or operations of the Company.

     4.13      Compliance with Laws. The Company has complied with, and is in compliance with, all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses, and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations or such basis for any claims of such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the property, operations, financial condition or prospects of the Company. The Company has not received any opinion or memorandum or legal advice from any legal counsel to the effect that it is exposed to any liability or disadvantage that is or may be material to the Company. The Company is in compliance with (i) all applicable requirements of all United States and foreign governmental authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, (ii) all applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders there under and (iii) all applicable laws and related rules and regulations of all United States and foreign jurisdictions affecting labor union activities, civil rights or employment, including without limitation, in the United States, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal

Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act and the National Labor Relations Act.

     4.14      Environmental Matters. The Company has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its respective properties, assets, operations and businesses relating to environmental protection including, without limitation, standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable state or federal environmental law or regulation). The Company has obtained and adhered to all necessary permits and other approvals necessary to store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees, all past and present sites owned and operated by the Company where Hazardous Wastes or Hazardous Substances have been treated, stored or disposed of. Transferors have made a diligent search and know of no location on any of the property of the Company where Hazardous Wastes and Hazardous Substances have entered or are likely to enter into the air, soil or groundwater. Transferors know of no on-site or off-site location to which the Company has transported Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or Acquirer, for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The Company has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

     4.15      Governmental Authorizations and Regulations. There are currently in effect all licenses, franchises, permits and other governmental authorizations necessary for the Company to conduct its business. Such licenses, franchises, permits and other governmental authorizations are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company holds all licenses, franchises, permits and other governmental authorizations, the absence of any of which could have a material adverse effect on any of its business. The business of the Company is not being conducted, and no properties or assets of the Company relating thereto are owned or are being used by the Company in violation of any statute, law, ordinance, regulation, rule or permit of any governmental entity or any judgment, order or decree. All products and/or services sold by the Company comply in all material respects with all statutes, laws, ordinances, regulations and rules and criteria governing the design, manufacture and intended use thereof.

     4.16      Certain Transactions. There are no transactions, and no transactions now proposed, to which the Company was or is to be a party and in which any director or officer of the Company or any person owning of record or beneficially more than 10% of the outstanding capital stock of any class of the Company or any associate of any such person had or has a direct or indirect material interest.

     4.17      Foreign Corrupt Practices Act. Neither the Company nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

     4.18      Accounting Practices. The Company makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements and to maintain accountability for the assets of the Company, (iii) access to the assets of the Company is permitted only in accordance with management’s authorization and (iv) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals.

     4.19      Minute Books. The Company’s minute books contain complete and accurate records of all meetings and other corporate actions of the Company’s stockholders and Board of Directors and committees thereof.

     4.20      Product Warranties. (i) the Company has no unexpired, expressed, product warranty with respect to any product that it sells or that it has heretofore sold; (ii) the Company has not received any notice of any claim based on any product warranty; and (iii) the Transferors do not know or have any reasonable ground to know of any claim (actual or threatened) based on any product warranty of which the Company has received notice. The Company makes no other warranties expressed or implied, with respect to any of the products that it sells.

     4.21      Brokers. There have been no brokers involved in connection with the negotiation of the transaction contemplated hereby. Transferors and Acquirer each agree that the party responsible for any claim for finder’s fees, brokerage commissions or like payments, shall indemnify and hold the other party harmless against any such claim for a finder’s fee, brokerage commission or like payment.

     4.22      No Untrue Statements. No statement by Transferors contained in this Agreement and no written statement (contained in any certificate or other document required to be) furnished by the Transferors or any officer, employee, counsel or other agent of Transferors to Acquirer pursuant to (or in connection with) this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements therein contained not misleading. There is no fact that affects, or in the future might reasonably be expected to affect, adversely the condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities of the Company in any material respect that is not set forth in this Agreement, the Exhibits or the Schedules.

     5.        Representations and Warranties by Acquirer. Acquirer represents and warrants to the Transferors as follows:

     5.1      Authority. Acquirer has the power and authority to acquire and own the Stock.

     5.2      Corporate Organization. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into and perform this Agreement, to carry on its business as now being conducted and as proposed to be conducted and to own and operate the properties and assets now owned and being operated by it. Acquirer has delivered to Transferors complete and correct copies of the Acquirer’s Certificate of Incorporation and By-Laws as in effect on the date hereof. Acquirer is not required to be qualified or licensed to do business as a foreign corporation in any jurisdiction in which it is not currently qualified or licensed.

     5.3      Capitalization; Stock Ownership. The authorized capital stock of the Acquirer consists of 100,000,000 shares of Acquirer Stock with $.00001 par value, of which 6,274,842 shares are issued and outstanding and 93,725,158 shares are held by Acquirer as treasury stock. All of such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Acquirer is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of the Acquirer or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Acquirer, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of the Acquirer or any other security exercisable or convertible into any capital stock or any other security of the Acquirer.

     5.4      Authorization of Agreement; No Violation. Acquirer has the power and authority to execute this Agreement and the purchase and the consummation of the other transactions contemplated hereby. Neither the execution, delivery or performance of this Agreement by Acquirer nor the consummation of any of the transactions provided for in this Agreement will result in any breach of or default under any provision of any contract or agreement of any kind to which Acquirer is a party or by which Acquirer is bound or to which the properties or assets of Acquirer are subject.

     5.5      Litigation. There are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving Acquirer or any of its properties o assets that (i) questions the validity of this Agreement or (ii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Acquirer under this Agreement.

     5.6      Brokers. There have been no brokers involved in connection with the negotiation of the transaction contemplated hereby. Transferors and Acquirer each agree that the party responsible for any claim for finder’s fees, brokerage commissions or like payments, shall indemnify and hold the other party harmless against any such claim for a finder’s fee, brokerage commission or like payment.

     5.7      No Untrue Statements. No statement by Acquirer contained in this Agreement and no written statement (contained in any certificate or other document required to be) furnished by any officer, employee, counsel or other agent of Acquirer to Transferors pursuant to this Agreement contains any untrue statement of a material fact necessary in order to make the statements therein contained not misleading.

     6.        Covenants of Transferors. Transferors covenant and agree with Acquirer as follows:

     6.1      Access, Information and Documents. Transferors have provided Acquirer with all requested information with respect to all aspects of the Company and its books and records kept in connection therewith, including without limitation information about all assets, liabilities and employees of the Company. In addition, Transferors have made available copies of agreements with clients, customers, vendors, lessors, lessees, licensors, licensees and suppliers and any agreements respecting management, licensing or franchising involving the Company that was requested by Acquirer

     6.2      Consents and Approvals. Transferors have used their best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Transferors in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     7.        Covenants of Acquirer.

     7.1      Access, Information and Documents. Acquirer has provided Transferors with all requested information with respect to all aspects of Acquirer and its books and records kept in connection therewith, including without limitation information about all assets, liabilities and employees of Acquirer. In addition, Acquirer has made available copies of agreements with clients, customers, vendors, lessors, lessees, licensors, licensees and suppliers and any agreements respecting management, licensing or franchising involving Acquirer that was requested by the Transferors

     7.2      Consents and Approvals. Acquirer has used its best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Acquirer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     8.      Conditions Precedent to Transferors’ Obligation to Transfer the Stock.   The obligation of Transferors to transfer the Stock is subject to the fulfillment prior to or at the Closing of the following conditions:

     8.1      Acquirer’s Performance. There shall not be any material error, misstatement or omission in the representations and warranties made by Acquirer in this Agreement; all representations and warranties by Acquirer contained in this Agreement or in any written statement delivered by Acquirer to Transferors pursuant to this Agreement shall be true at and as of the Closing; and Acquirer shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Acquirer at or before the Closing.

     8.2      Consents and Approvals. Acquirer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Acquirer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     8.3      Board of Directors. Acquirer shall permit Transferors, in Transferors sole discretion, to appoint Three (3) member to the Board of Directors of Acquirer, effective at the Closing. Notwithstanding the previous sentence, in no event shall Transferors be required to appoint a member to the Board of Directors of Acquirer, except the conditions set in in 3.2. (E) and 3.2. (F).

     8.4      Employment Agreements. Acquirer shall enter into employment agreements with the persons set forth on Exhibit F with compensation no less than the amounts set forth such individual’s names on Schedule Exhibit F. Each such employment agreement shall be subject to the review and approval of the employee to which such agreement relates.

     9.      Conditions Precedent to Acquirer’s Obligations to Acquisition the Stock.  The obligations of Acquirer to purchase the Stock are subject to the fulfillment prior to or at the Closing of the following conditions:

     9.1      Transferors’ Performance. There shall not be any material error, misstatement or omission in the representations and warranties made by Transferors in this Agreement; all representations and warranties by Transferors and the Company contained in this Agreement or in any written statement delivered by Transferors to Acquirer pursuant to this Agreement shall be true in all material respects at and as of the Closing; and Transferors shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Transferors at or before the Closing.

     9.2      Consents and Approvals. Transferors shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Transferors in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

     9.3      Physical Properties. There shall have occurred no material damage to or destruction or loss of (whether or not covered by insurance) any of the Company’s facilities, machinery, equipment or other assets.

     9.4      Officers and Directors. Transferors shall appoint Mr. Patrick Fitzsimmons, as a board member of Company effective at the Closing.

     9.5      Company’s Customers and Equipment List. Transferors shall have delivered to Acquirer (i) a list of all of the Company’s equipment showing the location of each item of equipment, and (ii) a list showing all of the Company’s customers together with the following information with respect to each such customer: name, address, telephone number, name of contact person, and Company owned equipment located at customer site.

     9.6.      Lease. The lease for the business premises of the Company shall be current and in good standing and otherwise containing terms and conditions acceptable to the Acquirer.

     10      [Intentionally Deleted]

     11.      [Intentionally Deleted]

     12.      Survival of Representations and Warranties; Indemnification.

     (A)      Survival of Representations and Warranties. All statements contained in any certificate or other instrument delivered by or on behalf of Transferors or Acquirer pursuant to this Agreement shall be deemed representations and warranties hereunder by the party delivering such certificate or instrument. All representations, warranties and agreements made by Transferors or Acquirer in this Agreement or pursuant hereto shall survive the Closing and any investigation at any time made by or on behalf of Transferors or Acquirer, as the case may be.

     (B)      Indemnification by Transferors. Transferors will indemnify and hold Acquirer harmless against and in respect of:

          (i)      any and all debts, liabilities and obligations of the Company of any nature, whether absolute, accrued, contingent or otherwise existing or incurred on or prior to the Closing Date or arising out of any transaction or event occurring on or prior to the Closing Date, to the extent that such debts, liabilities or obligations were not (i) disclosed by Transferors and set forth in the Schedules attached to this Agreement, or (ii) reflected or reserved against in the financial statements, records or tax returns of the Company which where delivered to Acquirer or Acquirer’s representative in connection with Acquirer’s due diligence as referred to in Section 4.5 hereinabove;

          (ii)      any and all debts, liabilities and obligations of the Company of any nature, whether absolute, accrued, contingent or otherwise, arising out of any transaction or event occurring on or prior to the Closing Date, otherwise than in the conduct by the Company of its business and affairs in conformity with Section 6.2; and

          (iv)      any and all debts, liabilities and obligations of the Company arising out of any defect in any product sold by the Company on or prior to the Closing Date.

     (C)      Indemnification by Acquirer. Acquirer will indemnify and hold Transferors harmless against and in respect of any and all damages to Transferors resulting from any misrepresentation of a material fact by Acquirer contained in this Agreement or any statement to be delivered or caused to be delivered by Acquirer pursuant to this Agreement or resulting from Acquirer’s failure to perform any provision of this Agreement to be performed by Acquirer, as the case may be.

     12.1      Procedure for Indemnification Claims. The respective indemnification obligations of Transferors and Acquirer pursuant to Section 12 shall be conditioned upon compliance by Transferors and Acquirer with the following procedures for indemnification claims based upon or arising out of any claim, action or preceding by any person not a party to this Agreement:

     (A)      If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the “Aggrieved Party”) which could result in liability of the other party (the “Indemnifying Party”) under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the

Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

     (B)      If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, provided the Indemnifying Party is held to be liable for indemnification hereunto, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such claim, action or proceeding.

     (C)      If the Indemnifying Party does not assume the defense of any such claim, action or proceeding, the Aggrieved Party may defend against such claim, action or proceeding in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Aggrieved Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. If the Indemnifying Party, within ten days after notice shall have been given to it by the Aggrieved Party of the latter’s intention to effect a settlement of any such claim, action or proceeding, which notice shall describe with particularity the terms of any such proposed settlement, shall not deposit with any escrowee mutually satisfactory to the Aggrieved Party and the Indemnifying Party a sum equivalent to the total amount demanded in such claim, action or proceeding or deliver to the Aggrieved Party a surety bond or an irrevocable letter of credit for such sum in form and substance reasonably satisfactory to the Aggrieved Party, then the Aggrieved Party may settle such claim, action or proceeding on the terms detailed in its notice to the Indemnifying Party, and the Indemnifying Party shall be deemed to have agreed to the terms of such settlement and shall not thereafter in any proceeding by the Aggrieved Party for indemnification question the propriety of such settlement. If the Indemnifying Party makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid and thereafter the Aggrieved Party settles such claim, action or proceeding, then in any proceeding by the

Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, the Aggrieved Party shall have the burden of proving the amount of such liability of the Indemnifying Party, and the amount of the payments made in settlement of any claim, action or proceeding shall not be determinative as between the Aggrieved Party and the Indemnifying Party of the amount of such indemnification liability, except that the amount of the settlement payments shall constitute the maximum amount of the indemnification liability of the Indemnifying Party. Such escrow deposit, surety bond or letter of credit shall by their respective terms be payable to the Aggrieved Party in an amount determined in accordance with the last sentence of this Section (C) and in the event the Indemnifying Party is held liable for indemnification hereunder. If the Indemnifying Party neither makes an escrow deposit nor delivers a surety bond or letter of credit as aforesaid, so that no settlement of such claim, action or proceeding is effected, in any proceeding by the Aggrieved Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, such liability shall be for the amount of any judgment or award rendered with respect to such claim or in such action or proceeding and of all expenses, legal and otherwise, incurred by the Aggrieved party in the defense against such claim, action or proceeding.

     (D)      In the event an Aggrieved Party or Indemnifying Party shall cooperate in the defense or make available books, records, officers, employees or agents, as required by the terms of Sections (B) and (C), respectively, of this Section 12.1 the party to which such cooperation is provided shall pay the out-of-pocket costs and expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party’s time or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers and employees in connection therewith.

     12.2      Sole and Exclusive Remedy. The indemnification obligations of Transferors and Acquirer under this Section 12 shall constitute the sole and exclusive remedies of Acquirer and Transferors, respectively, for the recovery of money damages with respect to the matters described in Section 12. The Terms of this Section 12.2 shall not be construed as limiting in any way whatsoever any remedy other than for the recovery of money damages to which Acquirer or Transferors may be entitled.

     13.      [Intentionally Deleted]

     14.      Assurance of Further Action. From time to time after the Closing and without further consideration from Acquirer, but at Acquirer’s expense, Transferors shall execute and deliver, or cause to be executed and delivered, to Acquirer such further instruments of assignment, transfer and delivery and take such other action as Acquirer may reasonably request in order to more effectively assign, transfer and deliver and reduce to the possession of Acquirer any and all of the Stock and consummate the transactions contemplated hereby.

     15.        Miscellaneous.

     15.1      Expenses. Each of the parties will pay all of its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

     15.2      Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

     15.3      Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows:

if to Acquirer, to:	Alternet Systems, Inc.
610-815 West Hastings Street
Vancouver, BC
V6C 1B4
Attn: Patrick Fitzsimmons

if to Transferors, to:	Henryk Dabrowski
c/o TekVoice Communications Inc.
One Glen Royal Parkway, Suite 401
Miami, Fl 33125

if to the Company:	TekVoice Communications Inc.
One Glen Royal Parkway, Suite 401
Miami, Fl 33125

with a copy to:	Leon Patricios
Zumpano Patricios & Winker P.A.
999 Ponce De Leon Boulevard, Penthouse 1110
Coral Gables, Florida 33134

or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

     15.4      Entire Agreement. This Agreement embodies the entire agreement between the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by all of the parties.

     15.5      Rights Under this Agreement; Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is assignable by the Acquirer only without the prior written consent of the Transferors. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     15.6      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed in the State of Florida and shall be construed without regard to any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted.

     15.7      Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, and subsections of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

     15.8      Schedules and Exhibits. Transferors hereby represent and warrant that the information contained in the Schedules and Exhibits attached hereto is true and complete as of the 31st day of December, 2007. Transferors hereby agree that any material changes with respect to any such information will be disclosed by Transferors, in writing, to Acquirer at or prior to the Closing.

     15.9      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.
]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

“COMPANY”
TEKVOICE COMMUNICATIONS, INC.

By:
Name:	Henryk Dabrowski, Chairman and CEO
Date:	December, 31st 2007

“ACQUIRER”

ALTERNET SYSTEMS, INC.

By:
Name:	Patrick Fitzsimmons, President
Date:	December, 31st 2007

“TRANSFERORS”

In the name of the shareholders of Transferor as
duly authorized by the Proxies and Co Sale
agreements executed by eahc shareholder and
Henryk Dabrowski.

By:
Name:	Henryk Dabrowski

EXHIBIT A

TRANSFEROR	SHARES OF STOCK OWNED
Fabio Alvino	517,445
Eduardo & Monica Bello	1,263,189
Henryk Dabrowski	3,064,859
Manfred Koroschetz	2,693,299
New Market Technology	762,122
John Puente	99,919
Red Hawke	450,000
Hector Rodriguez	199,838

TOTAL	9,050,672

	Total
	Shares	% Owned	Total TKVC
Henryk Dabrowski	3,064,859	31.58%	3,064,859
Manfred Koroschetz	2,693,299	27.47%	2,693,299
Fabio Alvino	517,445	5.72%	517,445
New Market Technology	762,122	8.42%	762,122
Eduardo + Monica Bello	1,263,189	13.96%	1,263,189
Hector Rodriguez S.G.	199,838	2.21%	199,838
Dan Kiely	450,000	4.97%	450,000
John Puente	99,919	1.10%	99,919

	9,050,672	100.00%	9,050,672

[EXHIBITS TO BE ADDED AS NEEDED]